Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com
FIRM / AFFILIATE OFFICES
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October 25, 2011	Doha Dubai Frankfurt Hamburg	Riyadh Rome San Diego San Francisco
Spansion Inc. 915 DeGuigne Drive P.O. Box 3453 Sunnyvale, CA 94088	Hong Kong Houston London Los Angeles Madrid Milan	Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	$200,000,000 Aggregate Principal Amount
of 7.875% Senior Notes due 2017

Ladies and Gentlemen:

We have acted as special counsel to each of Spansion Inc., a Delaware corporation (“Parent”), Spansion Technology LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Intermediate Holdco” and, together with Parent, the “Guarantors”), and Spansion LLC, a Delaware limited liability company and a subsidiary of Parent (the “Company”), in connection with the issuance of up to $200,000,000 aggregate principal amount of 7.875% Senior Notes due 2017 (the “Notes”) by the Company and the guarantee of the Notes (the “Guarantees”) by each of the Guarantors, under an Indenture dated as of November 9, 2010 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 27, 2011 and amended on August 10, 2011, September 21, 2011 and October 25, 2011 (as amended, the “Registration Statement”). The Notes and the Guarantees will be issued in exchange for the Company’s outstanding 7.875% Senior Notes due 2017 (the “Old Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issuance of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the Delaware Limited Liability Company Act and the General Corporation Law of the State of Delaware, and we express no

Spansion LLC, Spansion Inc., and Spansion Technology LLC

October 25, 2011

opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. .

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Old Notes in the circumstances contemplated by the Registration Statement and Prospectus, the Notes and the Guarantees will have been duly authorized by all necessary limited liability company action or corporate action, as applicable, of the Company and the Guarantors, respectively, and will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief and (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

With your consent, we have assumed (a) that the Indenture, the Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Guarantors and (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP